Exhibit 99.1

Diane Hessan Joins Brightcove’s Board of Directors

Successful entrepreneur and marketer brings extensive digital marketing experience and strategic business acumen to online video platform leader

BOSTON, MA—March 16, 2017—Brightcove (NASDAQ: BCOV), a leading provider of cloud services for video, today announced that Diane Hessan, successful business executive, marketing authority and serial entrepreneur, has been elected to Brightcove’s board of directors.

Hessan is currently Chairman of C Space, an innovative market research company that was sold to Omnicom in 2011. During her 13 years as CEO, she led C Space in achieving exponential growth, building an organization of over 500 people with offices in 12 countries and “a Blue Chip client list that would make a Madison Avenue giant jealous,” according to Advertising Age.

“Diane is the perfect choice for Brightcove at this stage of our company,” said David Mendels, Brightcove’s CEO. “Diane has a deep understanding of the challenges facing today’s CMOs and their marketing teams. We believe that her expertise, together with her business operations and public company experience, will help us capture the incredible opportunities that the exponential growth of video offers us, especially with digital marketers and enterprises.”

“Brightcove is looking to solve a big problem for marketers and enterprises,” said Hessan. “And what’s even more exciting for me are the rave reviews I’ve heard about the company in my conversations with customers, analysts, and tech industry insiders. It isn’t often that you find a company that is delivering outstanding products, executing well in market, and continually innovating. Brightcove is doing all three.”

Hessan earned an M.B.A from Harvard Business School and a B.A. in Economics from Tufts University. She has extensive experience serving on boards, including Panera, Eastern Bank, Beth Israel Deaconess Medical Center, Mass Challenge, and Tufts University. She co-authored the Business Week best seller Customer-Centered Growth with Richard Whiteley, which examined how today’s successful companies are achieving explosive growth. She has received numerous business awards and, in her spare time, founded The Sound Bytes, an a cappella group that sings about business.

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About Brightcove

Brightcove Inc. (NASDAQ:BCOV) is the leading global provider of powerful cloud solutions for delivering and monetizing video across connected devices. The company offers a full suite of products and services that reduce the cost and complexity associated with publishing, distributing, measuring and monetizing video across devices. Brightcove has thousands of customers in over 70 countries that rely on the company’s cloud solutions to successfully publish high-quality video experiences to audiences everywhere. To learn more, visit www.brightcove.com.

Press Contacts

Phil LeClare

Brightcove, Inc

pleclare@brightcove.com

617-674-6510

This press release may include forward-looking statements regarding anticipated objectives, growth and/or expected product and service developments or enhancements. Such forward-looking statements may be identified by the use of the following words (among others): “believes,” “expects,” “may,” “will,” “plan,” “should” or “anticipates,” or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Brightcove assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.